Exhibit (d)(7)
Amended and Restated
Schedule A
to the
Investment Advisory Agreement
Between
First Focus Funds, Inc.
and
First National Bank of Omaha
Dated December 20, 1994

Name of Company	Compensation*	Date
First Focus Core Equity Fund	Annual rate of seventy-five one-hundredths of one percent (.75%) of the average daily net assets of such Company	December 20, 1994

First Focus Short/Intermediate Bond Fund	Annual rate of fifty one-hundredths of one percent (.50%) of the average daily net assets of such Company	December 20, 1994

First Focus Small Company Fund	Annual rate of eighty-five one-hundredths of one percent (.85%) of the average daily net assets of such Company	December 5, 1995

First Focus Income Fund	Annual rate of sixty one-hundredths of one percent (.60%) of the average daily net assets of such Company	March 9, 2001

First Focus Nebraska Tax-Free Fund	Annual rate of seventy one-hundredths of one percent (.70%) of the average daily net assets of such Company	March 9, 2001

First Focus International Fund	Annual rate of one percent (1.00%) of the average daily net assets of such Company	April 15, 2002

First Focus Large Cap Growth Fund	Annual rate of ninety one-hundredths of one percent (.90%) of the average daily net assets of such Company	July 1, 2007

FIRST FOCUS FUNDS, INC.		FIRST NATIONAL BANK OF OMAHA

By:	/s/ Julie L. Den Herder	By:	/s/ Holly Richmond

Name:	Julie L. Den Herder	Name:	Holly Richmond

Title:	President	Title:	VP, Sales and Marketing

*	All fees are computed daily and paid monthly.